EXHIBIT G

                                 EnerShop, Inc.
                 Schedule of Hours Spent in Support of EnerShop
                                At June 30, 1997

                                                                       Hours
Associated Company                                                    RENDERED
CSW Services, Inc.                                                      390
(Wholly owned subsidiary of CSW)